SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 26, 2003

Date of Report

LNR PROPERTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13223	65-0777234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 Washington Avenue, Suite 800 Miami Beach, Florida	33139
(Address of Principal Executive Offices)	(Zip Code)

(305) 695-5500

(Registrant’s Telephone Number, Including Area Code)

Item 9.	Regulation FD Disclosure.

We and Lennar Corporation (“Lennar”) are in the process of transferring to a newly formed entity, of which each of us will own 50%, our respective 50% interests in six jointly owned entities at their book value. These six entities primarily own land that is suitable for residential or commercial development which they sell to homebuilders and commercial developers, including Lennar and us. We expect that this new entity and the entity that will be acquiring The Newhall Land and Farming Company (“Newhall”), another joint venture 50% owned by us and 50% owned by Lennar, will arrange borrowings of approximately $600 million, of which the entity that acquires Newhall will use approximately $400 million to pay a portion of the acquisition price of Newhall, and the remainder will be available for working capital and other general purposes.

Substantial portions of what is said above constitute “forward-looking statements,” as that term is defined in Section 27 of the Securities Act of 1933 and Section 21E of the Securities Exchange Act. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those which are anticipated. In particular, the borrowing arrangements described above are still being negotiated, and there are no commitments from potential lenders with regard to those arrangements. Even if borrowings are arranged, the terms, including the amounts that can be borrowed, the purposes for which borrowings may be used, and the obligations Lennar and we may have to incur with regard to the borrowings, may differ from what we currently expect. Also, the proposed acquisition of Newhall is conditioned, among other things, upon a governmental approval that has not yet been obtained.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 26, 2003

By:	/s/ Shelly Rubin

Name: Shelly Rubin
Title: Chief Financial Officer
(Principal Financial Officer)